As filed with the Securities and Exchange Commission on August 27, 2026

Registration No. 333-296425
Registration No. 333-286226
Registration No. 333-283814
Registration No. 333-274257
Registration No. 333-256611
Registration No. 333-224880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-296425
FORM S-3 REGISTRATION STATEMENT NO. 333-286226
FORM S-3 REGISTRATION STATEMENT NO. 333-283814
FORM S-3 REGISTRATION STATEMENT NO. 333-274257
FORM S-3 REGISTRATION STATEMENT NO. 333-256611
FORM S-3 REGISTRATION STATEMENT NO. 333-224880

UNDER
THE SECURITIES ACT OF 1933

FORTE BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-1243872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3060 Pegasus Park Drive, Building 6
Dallas, Texas 75247
(310) 618-6994
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hemamalini (Malini) Moorthy
Vice President and Secretary
3060 Pegasus Park Drive, Building 6
Dallas, Texas 75247
(310) 618-6994
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Damien Zoubek, Esq.
Oliver J. Board, Esq.
Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
(212) 277-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Forte Biosciences, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which were previously filed with the United States Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold under such Registration Statements as of the date hereof:

•
Registration Statement No. 333-296425, initially filed by Forte Biosciences, Inc. with the SEC on June 2, 2026, as amended by that certain Amendment No. 1 (No. 333-296425), initially filed with the SEC on June 5, 2026, pertaining to the registration of up to $500,000,000 in aggregate principal amount of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and/or units, each as described therein;

•
Registration Statement No. 333-286226, initially filed by Forte Biosciences, Inc. with the SEC on March 28, 2025, pertaining to the registration of up to $300,000,000 in aggregate principal amount of Common Stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and/or units, each as described therein;

•
Registration Statement No. 333-283814, initially filed by Forte Biosciences, Inc. with the SEC on December 13, 2024, pertaining to the registration for resale of up to 9,546,944 shares of Common Stock by the selling stockholders, consisting of 4,931,389 outstanding shares of Common Stock and 4,615,555 shares of Common Stock issuable upon exercise of outstanding pre-funded warrants, as described therein;

•
Registration Statement No. 333-274257, initially filed by Forte Biosciences, Inc. with the SEC on August 29, 2023, pertaining to the registration for resale of up to 24,856,250 shares of Common Stock, consisting of 15,166,957 outstanding shares of Common Stock and 9,689,293 shares of Common Stock issuable upon exercise of outstanding pre-funded warrants, as described therein;

•
Registration Statement No. 333-256611, initially filed by Forte Biosciences, Inc. with the SEC on May 28, 2021, pertaining to the registration of up to $300,000,000 in aggregate principal amount of Common Stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts and/or units, as described therein;

•
Registration Statement No. 333-224880, initially filed by Tocagen Inc., with the SEC on May 11, 2018, pertaining to the registration of up to $100,000,000 in aggregate principal amount of Common Stock, preferred stock, debt securities, and/or warrants.

On July 26, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with argenx BV, a private company with limited liability (besloten vennootschap) organized under Belgian law (“Parent”), and Avena Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), which provides for the merger of Purchaser with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on August 27, 2026, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on August 27, 2026.

Forte Biosciences, Inc.

Date: August 27, 2026	By:	/s/ Hemamalini (Malini) Moorthy
Name: Hemamalini (Malini) Moorthy Title: Vice President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3, in reliance upon Rule 478 under the Securities Act of 1933, as amended.